EXHIBIT 10.31.1

PEPCO HOLDINGS, INC.

SECOND REVISED AND RESTATED

EXECUTIVE AND DIRECTOR DEFERRED COMPENSATION PLAN

I.	INTRODUCTION

Potomac Electric Power Company (“Pepco”) established the Potomac Electric Power Company Executive Deferred Compensation Plan (the “Pepco plan”), effective November 18, 1982, to enable certain executives to supplement their retirement income by deferring the receipt of compensation for services performed while the plan was in effect. The Pepco plan was amended from time to time thereafter, including an amendment to make Directors eligible to participate in the plan. On March 13, 2002, further amendments were authorized to the Pepco plan to recognize the intent to consummate a transaction (the “Merger”) by which Pepco and Conectiv, Inc. (“Conectiv”) will become wholly owned subsidiaries of Pepco Holdings, Inc. (the “Company” or “Pepco Holdings”) and, for the near term future, to maintain for the benefit of the executives of Pepco Holdings and its subsidiaries, the level of benefits provided to such executives prior to the Merger. Such amendments include authorization to name Pepco Holdings as the sponsor of the plan; to change the name of the Pepco plan to reflect the change in plan sponsorship to amend the definition of “executive” eligible to participate in the plan; to add an in-service withdrawal feature to the plan; and to provide an investment option which credits a participant’s account with increases or decreases in value attributable to phantom units of Pepco Holdings Common Stock, together with any dividends or stock reinvestment rights associated with the designated units. The plan was thereafter amended in October 2008 to comply with Section 409A of the Internal Revenue Code and regulations issued thereunder. Further amendments to the plan were made in December 2011 to modify the deferral and payment elections for Executives and to make certain other conforming changes and adjustments. The plan is amended and restated in its entirety as set forth herein and is known as the Pepco Holdings, Inc. Executive and Director Deferred Compensation Plan. (the “Plan”). The Plan as amended supersedes and replaces in its entirety all of the terms and conditions of the Plan previously adopted prior to the date hereof, except (a) with respect to the “Grandfathered Subaccount,” as described in Section 2.01, and (b) with respect to deferral elections made prior to December 1, 2011, which were made in accordance with the terms of the Plan then in effect.

II.	DEFINITIONS

2.01 “Account” means the bookkeeping account maintained by the Company (i) for each participating Executive and (ii) for each participating Director, which is credited with the Executive’s or the Director’s Deferred Compensation, as the case may be, and with additional amounts in the nature of interest and which is debited to reflect benefit distributions. Effective as of January 1, 2005, each Account shall be divided into two (2) subaccounts. The first subaccount (the “Grandfathered Subaccount”) shall reflect the vested balance of such Account as of December 31, 2004, adjusted to reflect (i) subsequent earnings or losses attributable to the hypothetical investment options in which such subaccount is deemed invested and (ii) any distributions made from such subaccount. The Grandfathered Subaccount shall be subject to the terms of the Plan as in effect on October 3, 2004, except to the extent that the terms of this Second Revised and Restated Plan do not result in a material modification, as determined under Section 409A of the Internal Revenue Code. The second subaccount (the “Non-Grandfathered Subaccount”) shall reflect (i) all amounts credited to the account on and after January 1, 2005, (ii) any amounts which had been credited to the account prior to January 1, 2005 but which first became vested on or after January 1, 2005, (iii) all earnings or losses attributable to the hypothetical investment options in which such subaccount is deemed vested, and (iv) any distributions made from such subaccount.

2.02 “Agreement” means the participation or deferral agreement (or other agreement or document having similar purpose or effect) executed by the Company and an Executive or a Director, as the case may be, which designates the amount of the Executive’s or the Director’s Deferred Compensation, the time and manner of benefit distributions, and the Executive’s or the Director’s Beneficiary. In the event of a conflict between the Agreement and this Plan, the Plan shall govern.

2.03 “Beneficiary” means any person designated by a participating Executive or a participating Director to receive benefits under the Plan in the event of the Executive’s or the Director’s death prior to the completion of all benefit payments under the Plan. An Executive’s or a Director’s Agreement, as the case may be, may designate more than one Beneficiary or may designate primary and contingent Beneficiaries.

2.04 “Board of Directors” means the Board of Directors of Pepco Holdings, Inc.

2.05 “Deferred Compensation” means any remuneration which would otherwise be currently payable to the Executive or the Director, but which the Executive or the Director irrevocably agrees to receive on a deferred basis in accordance with the terms of the Plan.

2.06 “Director” means a member of the Board of Directors.

2.07 “Executive” means such employee of Pepco Holdings or any Pepco Holdings subsidiary as designated by the Chief Executive Officer of Pepco Holdings (or, in the case of the Chief Executive Officer, as designated by the Board).

2.08 “Human Resources Committee” shall mean that committee comprised of members of the Board of Directors, which governs the development of personnel policies for the Company.

2.09 “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Internal Revenue Code shall be deemed to include, as applicable, any amendment or successor provision to such section, and any Treasury regulations promulgated thereunder.

2.10 “Normal Compensation” with respect to an Executive means the amount of base salary that would be payable to an Executive for the twelve (12) month period commencing on the first day of any Plan Year if the Executive were not participating hereunder. “Normal Compensation” with respect to a Director means the amount of retainer/fees that would be payable in cash to a Director for the twelve (12) month period commencing on the first day of any Plan Year if the Director were not participating hereunder.

2.11 “Plan Year” means the twelve-month period commencing on July 1 of each calendar year and ending on June 30 of the following calendar year. Notwithstanding the above, the time period between July 1, 2005 and December 31, 2005 shall be treated as a separate Plan Year and effective as of January 1, 2006, the Plan Year shall constitute the calendar year.

2.12 “Separation from Service” means an Executive’s termination of employment with the Company and any of its subsidiaries or a Director’s cessation of participation on the Board of Directors. An Executive who terminates regular employment or a Director who discontinues participation on the Board of Directors and who thereafter performs consulting services for the Company on a part-time basis will nonetheless be deemed to have had a Separation from Service at the date of termination of regular employment or the date of discontinuance of participation on the Board of Directors, as the case may be. For purposes of the Non-Grandfathered Subaccount, a “Separation from Service” shall mean a “separation from service” as defined under Section 409A of the Internal Revenue Code.

2.13 “Unforeseen Financial Emergency” means a severe financial hardship to the Executive or Director resulting from an illness or accident of the Executive or Director, the Executive or Director’s spouse, or a dependent (as defined in Section 152 of the Internal Revenue Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B) of the Internal Revenue Code) of the Executive or Director, loss of the Executive or Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive or Director.

III.	PARTICIPATION

3.01 An Executive or a Director may execute an Agreement and become a participant in the Plan prior to the first day of any Plan Year. Except as set forth in Section 5.02, an Executive’s or a Director’s Agreement for a Plan Year may not be amended or revoked once that Plan Year has commenced, provided that a participating Executive or a participating Director may at any time change his Beneficiary designation by providing written notice of such change to the Company. Notwithstanding the above, any election to participate in the Plan in respect of the short Plan Year beginning July 1, 2005 and ending December 31, 2005 must be made prior to March 15, 2005.

3.02 An Executive’s or a Director’s Agreement shall relate to (i) compensation for services performed during the Plan Year to which it relates, (ii) benefit entitlements otherwise payable in connection with prior deferrals pursuant to Section 5.01 of the Potomac Electric Power Company Director and Executive Deferred Compensation Plan, (iii) other remuneration approved by the Board of Directors as eligible to be deferred under the Plan, provided that such Agreement shall be entered into prior to the year in which the Executive or Director begins to perform services related to such compensation, or (iv) other remuneration approved by the Board of Directors as eligible to be credited under the Plan by way of a transfer of a deferred compensation entitlement to this Plan from any other nonqualified deferred compensation program maintained by the Company (provided that such transfer does not change the time and form of payment of such deferred compensation). Notwithstanding the above, any Agreement entered into on or after January 1, 2005 shall be structured so as to comply with the timing of election rules contained in Section 409A(a)(4) of the Internal Revenue Code, as interpreted by the Internal Revenue Service through any proposed or final Regulation or other guidance.

IV.	DEFERRAL OF COMPENSATION - EXECUTIVE AND DIRECTOR RULES

4.01 The deferral of compensation for an Executive shall be made in accordance with the following provisions and as set forth in the Executive’s Agreement.

A. Before the beginning of each Plan Year, the Executive may elect any or all of the following four options for deferring compensation, to the extent applicable. The Executive may make separate elections with respect to base salary and bonus, and each election shall become irrevocable by December 31 of the year preceding the year in which services are first performed with respect to the compensation being deferred:

Option 1 - The Executive may elect to defer an amount of Normal Compensation (expressed as a percentage of Normal Compensation) on a ratable basis throughout the Plan Year.

Option 2. - The Executive may elect to defer an amount of Normal Compensation equal to 6% of Normal Compensation in excess of the lesser of: (a) the limit on compensation imposed by Section 401(a)(17) of the Internal Revenue Code (i.e., $250,000 for 2012); or (b) the limit on pre-tax contributions imposed by Section 402(g) of the Internal Revenue Code (i.e., $17,000 for 2012) divided by 6%. This amount is intended to provide deferrals in an amount that, absent limits imposed by the Internal Revenue Code, could otherwise be contributed to the principal tax-qualified defined contribution plan of the Company or its Subsidiaries in which the Executive participates and for which matching contributions would otherwise be made under such defined contribution plan (assuming the Executive obtained the maximum matching contribution available under such defined contribution plan).

Option 3 - The Executive may elect to defer such other compensation which would otherwise be paid to the Executive during the Plan Year or a later Plan Year provided such compensation has been approved by the Board of Directors in its sole discretion as eligible to be deferred under the Plan and provided that the deferral election applies only to compensation for services performed in one or more Plan Years that occur after the Plan Year in which the election is made, except as otherwise permitted under Section 409A of the Internal Revenue Code.

Option 4 - Subject to the prior approval of the Board of Directors, which approval may be granted or withheld in the sole discretion of the Board of the Directors, the Executive may elect to have the Executive’s Account under this Plan credited with a deferred compensation entitlement attributable to any other nonqualified deferred compensation program maintained by the Company, provided that such transfer will be accompanied by a corresponding elimination of the Company’s obligation under such other deferred compensation arrangement and provided further that no such transfer will be permitted with respect to any deferred compensation entitlement which would otherwise become payable to the Executive under the terms of such other nonqualified deferred compensation program within the same calendar year as the year of the proposed transfer, and provided that such transfer does not change the time and form of payment of the deferred compensation. Each Executive who elects Deferred Compensation with respect to a Plan Year shall specify in his Agreement for such Plan Year the Option or Options which shall apply for such Plan Year.

B. The Company will credit the Deferred Compensation to the Account of each participating Executive as of the day such amount would have been paid to the Executive if the Executive’s Agreement had not been in effect. The Executive may elect to have the Company credit, on a monthly basis all Deferred Compensation into the Executive’s Account with an amount in the nature of interest at either (i) the prime rate quoted by the Chase Manhattan Bank, N.A. (the “Prime Rate”), as of the last day of the month; (ii) a rate equal to the rate of return with respect to any one or a combination of the investment funds selected by the Human Resources Committee (an “Investment Fund Rate”); or (iii) a combination of the Prime Rate and an Investment Fund Rate. The Prime Rate or the appropriate Investment Fund Rate(s) shall be credited to the Executive’s Account as of the last day of each calendar month based on the daily balances in the Account which are to be adjusted with respect to the Prime Rate or each designated Investment Fund, as the case may be. The crediting of such interest on a monthly basis shall continue until such balance in the Executive’s Account has been reduced to zero by reason of benefit payments under the Plan.

The Executive may also elect to have the investment return applicable to all or part of any Deferred Compensation credited to the Executive’s Account determined by reference to phantom shares of Pepco Holdings Common Stock (“Common Stock”). In order to initially determine the number of shares of Common Stock which will serve as the basis for adjusting the value of an Executive’s account, the full amount of Deferred Compensation to be credited with an investment return based upon phantom shares shall be divided by the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on the second business day prior to the date upon which the Executive’s Account is to be credited with such Deferred Compensation. The resulting number will represent the number of phantom shares to be credited to such Executive’s Account. For purposes of determining the value of the Executive’s Account which is attributable to phantom shares, each phantom share shall be deemed to have a value of one share of Common Stock and any time a dividend payment is made with respect to a share of Common Stock, an equivalent amount shall be added to the account of the Executive with respect to each phantom share then credited to the Account. All such dividend equivalent amounts added to the Executive’s Account shall be expressed in the form of phantom shares or fractions thereof.

C. If the Executive elects to defer base salary under Option 2, the Company shall credit to the Executive’s Account, at the time each deferral is credited to the Executive’s Account, a matching contribution credit with respect to the amount deferred. The amount of the matching contribution credit shall be determined by applying the matching contribution formula that would apply to the Executive if the deferrals under this Plan had, instead, been made under the principal tax-qualified defined contribution plan of the Company or its Subsidiaries in which the Executive participates (determined without regard to any limitations imposed on compensation or contributions by the Internal Revenue Code but assuming the Executive contributed the maximum amount permitted under the Internal Revenue Code to the tax-qualified plan).

D. The Company shall furnish each participating Executive with an annual report showing the balance in the Executive’s Account as of June 30 of each year. Effective as of December 31, 2005, the annual report will be prepared as of the December 31st of each calendar year.

4.02 The deferral of Normal Compensation for a Director shall be made in accordance with the following provisions:

A. Before the beginning of each Plan Year, each Director may elect to defer an amount of retainer/fees constituting such Director’s Normal Compensation for the Plan Year. Such election shall remain in effect until the Director provides written notification of cancellation of a previous election with respect to a succeeding Plan Year. The Agreement may specify that the Director’s retainer/fees will be reduced by the elected amount of the Deferred Compensation on a ratable basis throughout the Plan Year (expressed as a percentage of cash retainer/fees). In addition, subject to the prior approval of the Board of Directors, which approval may be granted or withheld in the sole discretion of the Board of Directors, a Director may elect to have the Director’s Account under this Plan credited with a deferred compensation entitlement attributable to any other nonqualified deferred compensation program maintained by the Company, provided that such transfer will be accompanied by a corresponding elimination of the Company’s obligation under such other deferred compensation arrangement and provided further that no such transfer will be permitted with respect to an deferred compensation entitlement which would otherwise become payable to the Director under the terms of such other nonqualified deferred compensation program within the same calendar year as the year of the proposed transfer. Such transfer shall not change the time and form of payment of the deferred compensation.

B. The Company will credit the Deferred Compensation to the Account of each participating Director as of the day such amount would have been paid to the Director if the Director’s Agreement had not been in effect. A Director may elect to have any Deferred Compensation which would otherwise have been paid to the Director in the form of cash had no deferral election been made expressed in the form of phantom shares by so advising the Human Resources Committee as part of the Director’s Agreement. The full amount of Deferred Compensation to be credited in the form of phantom shares shall be divided by the average of the high and low sale prices of the Common Stock on the New York Stock Exchange on the second business day prior to the date upon which the Director’s Account is to be credited with such Deferred Compensation. The resulting number will represent the number of phantom shares to be credited to such Director’s Account. For purposes of determining the value of the Director’s Account which is attributable to phantom shares, each phantom share shall be deemed to have a value of one share of Common Stock and any time a dividend payment is made with respect to a share of Common Stock, an equivalent amount shall be added to the account of the Director with respect to each phantom share then credited to the Account. All such dividend equivalent amounts added to the Director’s Account shall be expressed in the form of phantom shares or fractions thereof.

With respect to any Deferred Compensation credited to the Account of a Director which is not credited in the form of phantom shares, the Company will, in addition, credit the Director’s Account on a monthly basis with an amount in the nature of interest at a rate equal to

(i) the Prime Rate, as of the last day of the month, (ii) the Investment Fund Rate, or (iii) a combination of the Prime Rate and the Investment Fund Rate. The appropriate rate or rates of interest shall be credited to the Director’s Account as of the last day of each calendar month based on the daily balances in the Account which are to be adjusted with respect to the Prime Rate or each designated Investment Fund Rate, as the case may be. The crediting of such interest on a monthly basis shall continue until such balance in the Director’s Account has been reduced to zero by reason of benefit payments under the Plan.

C. The Company shall furnish each participating Director with an annual report showing the balance in the Director’s Account as of June 30 of each year. Effective as of December 31, 2005, the annual report will be prepared as of the December 31st of each calendar year.

D. Subject to compliance with applicable law (including Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 409A of the Internal Revenue Code), the Company may establish and may amend, from time to time, a procedure pursuant to which a Director may prospectively modify the manner in which his Account is credited with an investment return, as between the alternatives of phantom shares and such other investments as may be provided for by the Plan from time to time.

V.	PAYMENT OF BENEFITS

5.01 Except as otherwise provided in this Article V, the payment of benefits to a participating Executive shall commence as of the date specified by the Executive in the Executive’s Agreement under one of the following options: (i) on the first day of the month following the Executive’s Separation from Service; (ii) on January 31 of calendar year following Separation from Service; (iii) on January 31 of the calendar year following the later of the year of the Executive’s Separation from Service or attainment of an age specified in the Agreement; or (iv) on January 31 of the calendar year specified in the Agreement, which may not be earlier than the second calendar year following the calendar year which includes the first day of the Plan Year for which the Agreement is made. Except as otherwise provided in this Article V, the payment of benefits to a participating Director shall commence as of the date specified by the Director in the Director’s Agreement under one of the following options: (i) on the first day of the month following the Director’s Separation from Service; (ii) on January 31 of the calendar year following the year of the Director’s Separation from Service; (iii) on January 31 of the calendar year following the later of the year of the Director’s Separation from Service or attainment of an age specified in the Agreement; or (iv) on January 31 of the calendar year specified in the Agreement, which may not be earlier than the second calendar year following the calendar year which includes the first day of the Plan Year for which the Agreement is made. Notwithstanding the above, if an individual who then qualifies as a “specified employee”, as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code, incurs a Separation from Service for any reason other than death and becomes entitled to a distribution from this Plan (other than from the Grandfathered Subaccount) as a result of such Separation from Service, no such distribution otherwise payable to such specified employee during the first six (6) months after the date of such Separation from Service, shall, to the extent required by Section 409A(a)(2)(B)(i), be paid to such specified employee until the date which is one day after the date which is six (6) months after the date of such Separation from Service (or, if earlier, the date of death of the specified employee).

5.02 As specified in the Executive’s or the Director’s Agreement, as the case may be, benefits shall be paid (i) in a lump sum in cash in an amount equal to the Executive’s or the

Director’s Account balance as of the benefit commencement date, or (ii) in a series of approximately equal monthly or annual installments, as computed by the Company, over a period of between two (2) and fifteen (15) years with the final payment equaling the then remaining balance in the Executive’s or the Director’s Account. If annual installments are elected by the Executive or the Director, such annual installments shall be payable on the benefit commencement date and each succeeding January 31 during the payment period. Notwithstanding a specification of installment payments in an Executive’s or Director’s Agreement, as the case may be, if the balance in the Executive’s or the Director’s Account as of the benefit commencement date is less than one thousand dollars ($1,000.00), the Company shall instead make a lump sum payment of that amount on that date to the extent permitted under the plan aggregation rules under Treasury Regulation section 1.409A-3(j)(4)(v). Except as provided below, the time for payment of benefits to an Executive or a Director may be modified by the Executive or Director by the filing of a written election prior to the beginning of the calendar year in which benefits would otherwise become payable under the existing Agreement. Notwithstanding the above, (i) any delay in the time and any change in the form of a distribution from the Non-Grandfathered Subaccount (A) may not take effect until at least 12 months after the date the election is made, (B) must involve a further deferral of not less than five (5) years from the date such payment would otherwise be made (except for a payment made due to the death, disability (as defined under Section 409A of the Internal Revenue Code) or Unforeseen Financial Emergency of the electing Executive or Director, as the case may be, and (C) must be made, in the case of payments otherwise scheduled to be made at a specified time or pursuant to a fixed schedule, at least 12 months prior to the date such payments were originally scheduled to be made; and (ii) no amendment or other modification may be made to a prior election with respect to the payment of Deferred Compensation that has been credited in the form of phantom shares unless such amendment or modification is approved by the Committee.

5.03 An Executive may apply to the Human Resources Committee for early distribution of all or any part of his Grandfathered Subaccount which is not subject to Section 409A of the Internal Revenue Code. Any such early distribution shall be made in a single lump sum, provided that ten percent (10%) of the amount withdrawn in such early distribution shall be forfeited prior to payment of the remainder to the Executive. An Executive may not elect an early distribution hereunder if he has received an early distribution or a distribution under Section 5.05 within the previous twelve (12) months. In the event an Executive’s early distribution is submitted within sixty (60) days after a Change in Control (as may be defined in an agreement between the Executive and the Company or in a plan in which the Executive participates) or an elimination of an investment alternative under the Plan that the Human Resources Committee determines is a substantial detriment to the Executive, the forfeiture penalty shall be reduced to five percent (5%).

5.04 In the event that a participating Executive or a participating Director dies before the benefit commencement date, the Company shall make benefit payments to the Executive’s or the Director’s Beneficiary or Beneficiaries in an aggregate amount equal to twice the balance credited to the Account of the participating Executive or participating Director, as the case may be, immediately prior to such individual’s death. An amount equal to such participant’s Account balance will be paid on the first of the month following the Executive’s or the Director’s death and payment of the remaining amount of the death benefit will commence as of January 31 of the calendar year following the Executive’s or the Director’s death in accordance with the method of payment under Section 5.02 specified in the Executive’s or the Director’s Agreement. In the

event that a participating Executive or a participating Director dies after the benefit commencement date, any remaining benefit payments shall be paid to the Executive’s or the Director’s Beneficiary or Beneficiaries at the same time the amounts would have been paid to the Executive or Director. In the event that no Beneficiary survives the Executive or the Director, an amount equal to the remaining balance in the Executive’s or Director’s Account (or two times the Account balance if death occurs prior to the benefit commencement date) shall be paid to the estate of the Executive or the Director, as the case may be, in a lump sum within thirty (30) days following the date on which the Company is notified of the Beneficiary’s death.

5.05 Notwithstanding the foregoing, the Company may at any time make a lump sum payment to an Executive or Director (or surviving Beneficiary) equal to part or all of the balance in the Executive’s or Director’s Account, as the case may be, upon a showing of a financial emergency caused by circumstances beyond the control of the Executive or Director (or surviving Beneficiary) which would result in serious financial hardship if such payment were not made. The determination whether such emergency exists shall be made in the sole discretion of the Board of Directors of the Company, the amount of the payment shall be limited to the amount necessary to meet the financial emergency, and any remaining balance in the Executive’s or Director’s Account shall be paid at the time and in the manner otherwise set forth in the Executive’s or Director’s Agreement, as the case may be. However, no payment shall be made with respect to the Non-Grandfathered Subaccount unless the financial emergency constitutes an Unforeseeable Emergency and the payment satisfies the conditions in Treasury Regulation Section 1.409A-3(i)(3).

5.06 In the event that a participating Executive or Director ceases to be an employee or Director of the Company and becomes a proprietor, officer, partner, employee, or otherwise becomes affiliated with any business or entity that is in competition with the Company, or becomes employed by any governmental agency’ having jurisdiction over the affairs of the Company, the Company reserves the right in the sole discretion of its Board of Directors to make an immediate lump sum payment to the Executive or the Director in an amount equal to the balance in the Executive’s or the Director’s Account at that time, to the extent that such payment is permitted under Section 409A of the Internal Revenue Code.

5.07 If an Executive or a Director has entered into two (2) or more Agreements with respect to different Plan Years which specify different benefit commencement dates under Section 5.01 or different methods of payment under Section 5.02, the Company will separately account for the Deferred Compensation attributable to each such Agreement and distribute the amounts covered by each Agreement in accordance with the terms thereof.

VI.	RIGHTS OF PARTICIPANTS AND BENEFICIARIES

6.01 Nothing contained in this Plan or any Agreement and no action taken hereunder shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Executive, any Director, any Beneficiary or any other person; provided the Company has established a grantor trust (Trust No. 3 originally executed on November 28, 2001) to hold assets to secure the Company’s obligations to participants under the Plan if the establishment of such a trust does not result in the Plan being “funded” for purposes of the Internal Revenue Code. Except to the extent provided through a grantor trust established under the provisions of the preceding sentence, any compensation deferred under the Plan shall continue for all purposes to be a part of the general funds of the Company. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

6.02 The right of any Executive, Director, Beneficiary, or other person to receive benefits under the Plan may not be assigned, transferred, pledged or encumbered except by will or the laws of descent and distribution, nor shall it be subject to attachment or other legal process of whatever nature.

6.03 If the Company finds that any person to whom any payment is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a parent, or a brother or sister, or to any person deemed by the Company to have incurred expense for the person who is otherwise entitled to payment, and, after making such payment, no amount shall be due with respect to such benefit under the Plan.

6.04 Notwithstanding the foregoing, with respect to any participant who is an officer, director or stockholder subject to Section 16 of the Exchange Act, the portion of any Account creditable to phantom shares shall be subject to such restrictions, limitations and other conditions as the Human Resources Committee may deem necessary or appropriate to ensure that Plan transactions are not subject to the short-swing profit liability requirements of Section 16(b) of the Exchange Act.

VII.	MISCELLANEOUS

7.01 This Plan may be amended, suspended or terminated at any time by the Company; provided, however, that no amendment, suspension or termination shall have the effect of impairing the rights of (i) participating Executives or their Beneficiaries or (ii) participating Directors or their Beneficiaries, with respect to amounts credited to their Accounts before the date of the amendment, suspension or termination.

7.02 To the extent required by law, the Company shall withhold federal or state income or payroll taxes from benefit payments hereunder and shall furnish the recipient and the applicable governmental agency or agencies with such reports, statements, or information as may be legally required in connection with such benefit payments.

7.03 This Plan is intended, and shall be interpreted, to comply with Section 409A of the Internal Revenue Code (except with respect to the Grandfathered Subaccount). However, the Company shall not be liable to any Executive or Director (or Beneficiary thereof) for any tax the Executive or Director (or Beneficiary thereof) might owe as a result of participating in this Plan. The installment payment option under the Plan is treated as the entitlement to a single payment for purposes of Treasury Regulation section 1.409A-2(b)(2)(iii).

7.04 This Plan and all Agreements hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to principles of conflict of laws, except as may be preempted by Federal law.

IN WITNESS WHEREOF, the Company has caused this version of the Plan to be signed on which version reflects all modifications made to the Plan through such date of execution.

ATTEST		Pepco Holdings, Inc.

By:	/s/ Jane K. Storero	By:	/s/ Joseph M. Rigby
	Jane K. Storero		Joseph M. Rigby
	Secretary		Chairman of the Board, President and Chief Executive Officer